Exhibit 11.4
STOCKHOLDER SUPPORT AGREEMENT
          STOCKHOLDER SUPPORT AGREEMENT, dated as of September 18, 2009 (this “Agreement”), among Fairfax Financial Holdings Limited, a Canadian corporation (“Fairfax”) and Marshfield Associates, Inc., a corporation organized under the laws of the District of Columbia (“Marshfield”).
          WHEREAS, as of the date hereof, Marshfield represents and warrants to Fairfax that, subject to Paragraph 1 below, Marshfield is an investment advisor for a number of clients with full discretionary power to act as agent and attorney-in-fact to buy and sell securities, options, warrants, other derivative securities and futures, and execute other related transactions and, as such, as of the close of the market on September 17, 2009 and subject to any orders not yet reported by the custodians holding such shares, it has the sole power to vote and full right, power and authority to sell, transfer and deliver, 2,739,247 shares of common stock, par value $0.01 per share (“Company Common Stock”), of Odyssey Re Holdings Corp., a Delaware corporation (the “Company”) held by Marshfield for its clients (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by Marshfield prior to the termination of this Agreement being referred to herein as the “Shares”); and
          WHEREAS, Fairfax is proposing to acquire all of the outstanding shares of common stock of the Company that it does not currently own by way of a tender offer and a subsequent merger (the “Transaction”);
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Fairfax and Marshfield hereby agree as follows:
          1.     Tender of Shares. Promptly following the commencement of any cash tender offer by Fairfax to effect the Transaction (the “Offer”), Marshfield hereby agrees that it (a) shall tender, or cause to be tendered, in the Offer, as promptly as practicable but in any event within five business days of the commencement of the Offer, all of the Shares over which it has control pursuant to the terms of the Offer (including any increase in the purchase price in the Offer, and any other amendments or modifications in the Offer); provided, however, prior to acceptance of the Offer, upon any termination of any client agreement between Marshfield and one of its clients that results in Marshfield no longer having control over any such Shares, then this Agreement will no longer govern such Shares and will have no force and effect with respect to such Shares; and (b) shall not withdraw, or cause to be withdrawn, such Shares; provided, that pursuant to the Offer Fairfax offers a purchase price of no less than $65.00 per Share; provided further, that the Offer and the offer documents relating to the Offer shall contain terms customarily included in other similar transactions.
          2.     Transfer of Shares. Subject to Paragraph 1 above, Marshfield agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares or (d) take any action that would make any representation or warranty of Marshfield herein untrue or incorrect in any material respect or have the effect of preventing or disabling Marshfield from performing its obligations hereunder.
          3.     Representations and Warranties of Marshfield. Marshfield hereby represents and warrants to Fairfax as follows:
          (a)     Marshfield is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Marshfield has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Marshfield and the consummation by Marshfield of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Marshfield are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Marshfield and, assuming the due authorization, execution and delivery by Fairfax, constitutes the legal, valid and binding obligation of Marshfield, enforceable against Marshfield in accordance with its terms.
          (b)     The execution and delivery of this Agreement by Marshfield do not, and the performance of this Agreement by Marshfield will not, (A) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of Marshfield, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (iii) have been obtained and all filings and obligations described in subsection (iii) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Marshfield or by which any property or asset of Marshfield is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a mortgage, pledge, lien, security interest, conditional and installment sale agreement, charge, limitation on disposition, adverse claim of ownership or use or other encumbrance on any property or asset of Marshfield pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by Marshfield of any of its obligations pursuant to this Agreement.
          (c)     The execution and delivery of this Agreement by Marshfield do not, and the performance of this Agreement by Marshfield will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Marshfield of any of its obligations pursuant to this Agreement.
          4.     Representations and Warranties of Fairfax. Fairfax hereby severally represents and warrants to Marshfield as follows:
          (a)     Fairfax is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Fairfax has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Fairfax and the consummation by Fairfax of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Fairfax are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Fairfax and, assuming the due authorization, execution and delivery by Marshfield, constitutes the legal, valid and binding obligation of Fairfax, enforceable against Fairfax in accordance with its terms.
          (b)     The execution and delivery of this Agreement by Fairfax do not, and the performance of this Agreement by Fairfax will not, (A) conflict with or violate the Articles of Incorporation or By-laws of Fairfax, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (iii) have been obtained and all filings and obligations described in subsection (iii) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Fairfax or by which any property or asset of Fairfax is bound or affected, or (C) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a mortgage, pledge, lien, security interest, conditional and installment sale agreement, charge, limitation on disposition, adverse claim of ownership or use or other encumbrance on any property or asset of Fairfax pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Fairfax is a party or by which Fairfax or any property or asset of Fairfax is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, prevent or materially delay the performance by Fairfax of any of its obligations pursuant to this Agreement.

          (c)     The execution and delivery of this Agreement by Fairfax do not, and the performance of this Agreement by Fairfax will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except (i) for applicable requirements, if any, of the Exchange Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay the performance by Fairfax of any of its obligations pursuant to this Agreement.
          5.     Termination. The obligations of Marshfield under this Agreement shall terminate upon the earliest of (i) the effective time of the merger in the Transaction and (ii) 15 business days after the date of this Agreement if Fairfax has not commenced the Offer within 15 business days of this Agreement. Nothing in this Section 5 shall relieve any party of liability for any breach of this Agreement.
          6.     Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated; provided, that Fairfax shall be responsible for all costs and expenses incurred in connection with the Offer; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their addresses as specified on the signature page(s) of this Agreement; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party; this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State; in no event shall Marshfield be obligated, as a result of this Agreement, to defend against any claim by any third party attempting to halt or delay the Transaction; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of Fairfax, in the case of Marshfield, or at the request of Marshfield, in the case of Fairfax, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties have executed this Stockholders Support Agreement as of the date first written above.

Fairfax Financial Holdings Limited
/s/ Bradley P. Martin
Name:	Bradley P. Martin
Title:	Vice President & Chief Operating Officer
Address:	95 Wellington Street West, Suite 800 Toronto, ON M5J 2N7

MARSHFIELD ASSOCIATES, INC.
/s/ Chris Niemczewski
Name:	Chris Niemczewski
Title:	President
Address:	21 Dupont Circle, N.W., Suite 500 Washington, DC 20036